Exhibit 5.1

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

August     , 2003

RE:	Registration Statements on Form S-3 and Form S-4 for TranSwitch Corporation

Ladies and Gentlemen:

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statements on Form S-3 and Form S-4 (collectively, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the registration by the Company of (i) $85,584,000 aggregate principal amount of its 6% Convertible Plus Cash NotesSM due September     , 2007 (the “Exchange Notes”) that the Company will offer to holders of the Company’s existing 4½% Convertible Notes due 2005 (the “Existing Notes”) in an exchange offer (the “Exchange Offer”), and (ii) $14,416,000 aggregate principal amount of its 6% Convertible Plus Cash NotesSM due September     , 2007 (the “New Money Notes” and collectively with the Exchange Notes, the “Plus Cash Notes”) that the Company will offer for cash to holders of the Existing Notes (the “New Money Offering”). The Plus Cash Notes will be issued under an Indenture (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee.

The Registration Statement also relates to the registration by the Company of shares of its common stock, $.001 par value per share (the “Common Stock”), issuable as contemplated by the terms of the Indenture and the Plus Cash Notes as follows: (i) a fixed number of shares of Common Stock may be issued upon conversion of the Plus Cash Notes at the option of the holder (the “Base Shares”); (ii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of a fixed cash amount, called the plus cash amount, that would otherwise be payable by the Company upon conversion of the Plus Cash Notes at the option of the holder (the “Plus Cash Shares”); (iii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of cash as payment of interest otherwise payable by the Company on the Plus Cash Notes (the “Interest Shares”); and (iv) shares of Common Stock may be issued if the Company elects to automatically convert the Plus Cash Notes into Base Shares and the plus cash amount, and additional shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of the plus cash amount (collectively, the “Auto-Conversion Shares”).

TranSwitch Corporation

August     , 2003

Based upon such investigation as we have deemed necessary for these purposes, we are of the opinion that:

1.    When the Plus Cash Notes shall have been duly executed, authenticated, delivered and dated in accordance with the Indenture and issued and sold in the manner described in the Registration Statement, the Plus Cash Notes will be legally issued and will be binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with their terms.

2.    When any of the Base Shares or Plus Cash Shares, as the case may be, shall have been issued in accordance with the Indenture upon conversion of the Plus Cash Notes, the Base Shares and Plus Cash Shares, as the case may be, so issued shall be legally issued, fully paid and nonassessable.

3.    When any of the Interest Shares shall have been issued in accordance with the Indenture in lieu of cash as payment of interest otherwise payable by the Company on the Plus Cash Notes, the Interest Shares so issued shall be legally issued, fully paid and nonassessable.

4.    When any of the Auto-Conversion Shares shall have been issued in accordance with the Indenture if the Company elects to automatically convert the Plus Cash Notes, the Auto-Conversion Shares so issued shall be legally issued, fully paid and nonassessable.

In rendering these opinions, as to all matters of fact relevant to these opinions, we have assumed the completeness and accuracy of, and are relying solely upon, the representations, warranties and agreements of the Company set forth in the Indenture, the Dealer-Manager Agreement and the Placement Agreement included as exhibits to the Registration Statement and the statements set forth in certificates of public officials and officers of the Company, without making any independent investigation or inquiry with respect to the completeness or accuracy of such representations, warranties, agreements or statements.

We assume that the Indenture has been duly authorized, executed and delivered by U.S. Bank National Association (“U.S. Bank”), as trustee, and that U.S. Bank has all requisite legal capacity, power and authority and has taken all necessary action to effect the transactions contemplated by the Indenture.

The opinions expressed herein are qualified to the extent that the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein may be subject to or affected by (i) applicable bankruptcy, insolvency, equitable subordination, preference, fraudulent conveyance or transfer, reorganization, moratorium, debt recharacterization or other laws relating to or affecting the rights and remedies of creditors generally or (ii) general equitable principals. We do not express any opinion herein as to the

TranSwitch Corporation

August     , 2003

availability of any equitable or other specific remedy or of injunctive relief upon breach of any of the agreements, documents or obligations referred to herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,